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                                                                 EXHIBIT 10.12


                         REALNETWORKS LICENSE AGREEMENT

         THIS REALNETWORKS LICENSE AGREEMENT (this "Agreement" or the "RN License Agreement") is made and entered into as of the 1st day of January, 1998 (the "Effective Date"), by and between AudioNet, Inc., a Delaware corporation and RealNetworks, Inc., a Washington corporation ("RN").

         WHEREAS, RN is the owner of certain server technology and software
[*] [*] (as so described, the "RN Software"). The RN Software shall include [*]

         WHEREAS, AudioNet is the business of, among other things, the support, implementation, deployment and delivery of AudioNet's current and future Internet-based products and services; and

         WHEREAS, AudioNet desires to use the RN Software in connection with [*]
         NOW, THEREFORE, AudioNet and RN have reached certain agreements with respect to the licensing of the RN Software by AudioNet upon the terms and conditions more particularly described herein; and, inasmuch as the parties desire to set forth their agreements and understandings in writing, in consideration of the promises, covenants and matters hereinafter set forth, the parties mutually covenant, contract and agree, each with the other, as follows:

         1.      LICENSE.

         (a) License to RN Software. RN hereby grants to AudioNet, for the Term (as defined in Section 9(a)), a [*] license to:

                 (i) reproduce and install up to [*] copies of the RN Software and associated "Documentation," on AudioNet servers (the "AudioNet Servers") for the purpose of [*]; [*]

                 (ii)     deliver up to [*] simultaneous "User-Streams"
         [*]




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                 (iii)    [*] AudioNet agrees to inform RN of the mechanisms it
         intends to implement for monitoring its use of the RN Software and delivery of User-Streams to ensure that it does not exceed authorized User-Stream or RN Software counts, and will cooperate with RN to ensure that such mechanism is acceptable to RN; and

                 (iv)     [*]

         Under no circumstances may AudioNet: [*]

         (b)     [*]. RN hereby grants [*]

         (c)     [*]. RN hereby grants to AudioNet [*]

         (d) Delivery of Upgrades, Etc. RN shall promptly (and in no event later than RN makes the following available to RN hosting customers) deliver to AudioNet any upgrades, updates, enhancements, additions, improvements, successor versions, modifications, maintenance releases, bug fixes and corrections to the RN Software licensed hereunder and the associated Documentation commercially released during the Term. RN shall also provide AudioNet with the technical assistance and support as set forth on Exhibit B.

         (e) No Reverse Engineering. AudioNet shall not attempt to reverse engineer, disassemble or decompile the RN Software, or create derivative works based thereon, or otherwise seek to reconstruct the source code of RN Software.

         (f) Ownership. RN shall retain all right, title and interest (including all copyrights, patents, service marks, trademarks and other intellectual property rights) in the RN Software. Except as expressly


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licensed to AudioNet in this Section 1, AudioNet shall not acquire any interest in the RN Software or any other RN software and technologies, or any copies or portions thereof

         (g) Records. AudioNet shall keep accurate records relating to the RN Software to the extent necessary to determine compliance with restrictions on the use of the RN Software contained herein. [*]. Upon not less than fifteen
(15) days prior written notice, such records shall be made available for inspection to RN in AudioNet's offices during normal business hours.

         (h) RN SDKs. Upon the execution of this Agreement, the parties agree to engage in good faith negotiations with regard to the terms and conditions pursuant to which RN may grant a license to AudioNet to use RN's SDKs to integrate RN software and technologies with non-RN software and technologies.

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         2.      TRADEMARKS.

         (a) Notices. For so long as AudioNet is using the RN Software, AudioNet shall place notices on the AudioNet web site in locations reasonably requested by RN which notice shall read substantially as follows: "The RealServer is included under license from RealNetworks, Inc. RealAudio, RealVideo and the Real logo are trademarks or registered trademarks of RealNetworks, Inc. RealPlayer, RealServer, and other marks are trademarks of RealNetworks, Inc. Copyright 1995-1998. RealNetworks, Inc. All rights reserved." AudioNet shall place one or more RN Marks on each of its web sites in reasonably prominent locations or other locations reasonably requested by RN and agreed to by AudioNet and shall display such marks any time files link to AudioNet Content that has been encoded in RN formats.

         (b) License to RN Marks. AudioNet acknowledges that RN, RealAudio, RealVideo, the Real logo, RealPlayer, RealServer, and other marks used by RN (the "RN Marks") are trademarks of RN. RN hereby grants to AudioNet for the Term a nonexclusive, nontransferable, non-assignable, license to use, and AudioNet agrees to, the RN Marks in connection with the advertising, marketing, promotion and rendering of the AudioNet Services when using or referencing the RN Software AudioNet's use of the RN Marks shall be in accordance with RN's policies regarding advertising and trademark usage as set forth on Exhibit C hereto and on RN's website at http://www.real.com/corporate/logos, as updated from time to time. AudioNet acknowledges that its use of any of the RN Marks in connection with this Agreement shall not create any right, title or interest, in or to the RN Marks (except as expressly licensed to AudioNet in this Section 2(b)) and that all goodwill associated with the RN Marks shall inure to the benefit of RN.

         3.      LICENSE FEE.

         (a) Calculation of License Fee. In consideration for the license granted hereunder, AudioNet agrees to pay RN during the Term the greater of:
(a) [*]

         (b) Payment. The License Fee shall be payable once each calendar quarter within 45 days of the end of the calendar quarters ending on March 31, June 30 and September 30 and within 90 days of the end of the calendar quarter ending on December 31. AudioNet's financial statements shall be audited yearly by a nationally recognized firm of accountants and the License Fee payable for the calendar quarter ending December 31 shall be adjusted for AudioNet's net revenue as set forth in the audited financial statements for the year then ended.

         (c) Audit. RN shall have the right to have an inspection and audit [*] for one year from the expiration or termination of this Agreement. Such audit shall be conducted at RNs expense (subject to the last sentence hereof) during regular business hours at AudioNet's offices and, for purposes of inspecting the RN Software, at other locations where AudioNet owns, leases or provides servers on which the RN Software may reside in such a manner as to not interfere with AudioNet's normal business activities. In no event shall audits be made hereunder more frequently than every year. [*]

         4.      OTHER RN OBLIGATIONS.


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         (a)     Support. During the Term, RN shall provide AudioNet with
reasonable support consistent with the support levels provided by RN to direct hosting and/or large scale broadcast customers as set forth on Exhibit B. [*]

         (b)     [*]

         (c)     Training by RN. RN shall provide, without charge, up to three
(3) days of training in the use of the RN Software to AudioNet personnel at RN's headquarters in Seattle, Washington, and two (2) days of training at AudioNet's headquarters in Dallas, Texas, on dates to be mutually agreed upon. RN shall also provide to AudioNet, at AudioNet's request and cost, at RN's facility, and on dates to be mutually agreed upon, additional training in the use of the RN Software. AudioNet may also attend general training sessions that RN provides to the public, provided that AudioNet shall provide RN reasonable notice of its intent to attend such training and shall limit attendance to no more than four (4) AudioNet personnel at any one general training session. AudioNet may send additional personnel to such training at the cost of $200 per person. AudioNet shall be responsible for all travel, lodging and other personal out-of-pocket expenses incurred by its personnel in connection with any training. If AudioNet desires to receive additional training at AudioNet's facilities, it shall provide reasonable notice to RN for coordination of mutually acceptable dates, shall pay RN's current standard rate for on-site training, and shall reimburse RN for its travel, lodging and other personal out-of-pocket expenses incurred by its personnel in connection with such training.

         (d)     [*]

         (e) Regular Communications. The parties shall engage in regular communications to discuss matters of ongoing importance under this Agreement. The parties shall meet in person at least once per quarter, and shall have frequent telephone conversations as needed.

         5.      RN SOFTWARE WARRANTY.

         (a) Limited RN Software Warranty. RN warrants, solely for the benefit of AudioNet, that for a period of ninety (90) days from the Effective Date (or the date of delivery to AudioNet for future released versions, if any, of RN Software made during the term hereof): (i) the final or "Gold" version of the RN Software, if operated as directed, will substantially achieve the functionality described in the Documentation; and (ii) that the media containing the Gold version of the RN Software, if provided by RN, is free in material respects from defects in material and workmanship; provided, however, that the foregoing warranty is expressly contingent (and shall be otherwise void) upon: (A) the use of the RN Software strictly in accordance with the instructions and Documentation therefor; (B) the absence of misuse or damage thereto; and (C) the absence of any alteration or modification thereto. RN makes no warranty that AudioNet's use of the RN Software will be uninterrupted or that the operation of the RN Software will be error-free or secure. In no case will RN be liable for any representation or warranty made to any third party by AudioNet. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RN AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RN SOFTWARE.

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         (b) Remedies. RN's sole liability for any failure of the warranty contained in Section 5(a) shall be, in RN's sole discretion: (i) to replace AudioNet's defective media with fully functioning media; or (ii) to advise AudioNet how to achieve substantially the same functionality with the RN Software as described in the Documentation through a procedure different from that set forth in the Documentation. Only if AudioNet informs RN of the problem with the RN Software during the applicable warranty period will RN be obligated to honor this limited warranty.

         6.      INDEMNITY

         [*]

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         7.      REPRESENTATIONS AND WARRANTIES OF AUDIONET.

         AudioNet hereby represents and warrants to RN that, as of the date hereof:

         (a) Organization and Good Standing; Corporate Power. AudioNet is a corporation duly organized and validly existing under the laws of the State of Delaware, and is in good standing under such laws, and has all necessary licenses and permits required by all governmental authorities to carry on its business, except where the failure to have obtained such licenses and permits would not have a material adverse effect on AudioNet. AudioNet has all requisite legal and corporate power to own, lease and operate its property and assets, to carry on its business as presently conducted, to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder, has been duly authorized by all necessary corporate action of AudioNet. This Agreement constitutes a legal, valid and binding obligation of AudioNet enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, as well as general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         8.      REPRESENTATIONS AND WARRANTIES OF RN.

         RN hereby represents and warrants to AudioNet that, as of the date hereof:

         (a) Organization and Good Standing; Corporate Power. RN is a corporation duly organized and validly existing under the laws of the State of Washington, and is in good standing under such laws, and has all necessary licenses and permits required by all governmental authorities to carry on its business, except where the failure to be so qualified or to have obtained such licenses and permits would not have a material adverse effect on RN. RN has all requisite legal and corporate power to own, lease and operate its property and assets, to carry on its business as presently conducted, to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder, has been duly authorized by all necessary corporate action of RN. This Agreement constitutes a legal, valid and binding obligation of RN enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, as well as general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         9.      TERM AND TERMINATION.

         (a)     Term. [*]

         (b) Termination for Breach. This Agreement may be terminated by either party only for cause immediately by written notice upon the occurrence of any of the following events: (i) if the other ceases to do business, or otherwise terminates its business; (ii) if the other breaches any material provision of this Agreement [*] and fails to fully cure such breach within forty-five (45) days' of written notice describing the breach; or (iii) if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust, deed, creditor's arrangement, or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within forty-five
(45) days.

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         (c)     Effect of Termination.

         (i) Expiration. Upon the expiration of the Term, AudioNet shall have the following options:

                 (a)      [*]

                 (b)      [*]

                 (c)      [*]

         (ii) AudioNet's Breach. Immediately upon termination of this Agreement for AudioNet's material breach of this Agreement, all rights and licenses under this Agreement shall immediately terminate, and AudioNet shall immediately return all copies of the RN Software licensed under this Agreement. If AudioNet elects to acquire replacement software from RN's site, or from another distributor or value-added reseller, it shall be bound by the terms of the "shrinkwrap" licenses distributed therewith.

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(iii)   RN's Breach. Immediately upon termination of this Agreement for RN's material breach of this Agreement [*], AudioNet shall have a fully paid-up license to the RN Software consistent with the terms of Sections 1(a) hereof but for a perpetual term, and only to the released version thereof and any released beta versions thereof in existence on the date of termination, and RN shall provide support and maintenance to AudioNet for the remainder of the initial Term. Thereafter, RN shall provide support and maintenance to AudioNet pursuant to the terms of RN's standard price list for support and maintenance of the RN Software for RN's direct hosting and/or large scale broadcast customers.

         (d) Non-RN Supplied Software. If AudioNet acquires replacement, updated, or additional software from RN's site, or from another distributor or value-added reseller, either during or after the Term, it shall be bound by the terms of the "shrinkwrap" licenses distributed therewith.

         (e) No Waiver. RN's licensing of RN Software to AudioNet or any other of act of either party after termination of this Agreement shall not be construed as a renewal of this Agreement for any further term nor as a waiver of the termination or of any other rights or claims that the terminating party may have as against the other party because of the breach of this Agreement. Any termination of this Agreement shall not act as a release of either party hereto from any liability for breach of such party's obligations under this Agreement.

         10.     CONFIDENTIAL INFORMATION.

         (a) Confidential Information. "Confidential Information" shall mean information about the disclosing party's business or activities that are proprietary or confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential, including without limitation information relating to the RN Software; and the fact that the parties are in negotiation and the proposed offer, terms and conditions of this Agreement; provided that information shall not be considered Confidential Information of a party if it can be shown that such information: (i) is known to the recipient on the Effective Date directly or indirectly from a source other than one having an obligation of confidentiality to the providing party; (ii) hereafter becomes known (independently of disclosure by the providing party) to the recipient from a source other than one having an obligation of confidentiality to the providing party; or (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the recipient.

         (b) Protection of Confidential Information. RN and AudioNet recognize that, in connection with the performance of this Agreement, each of them may disclose to the other its Confidential Information, including the creation of materials and the development of technology and techniques that are not generally known in the industry. The party receiving any Confidential Information of the other party agrees to maintain the confidential status of such Confidential Information and not to use any such Confidential Information for any purpose other than the purposes for which it was originally disclosed to the receiving party, and not to disclose any of such Confidential Information to any third party. In addition, each party agrees not to disassemble, decompile, or otherwise reverse engineer the products or technology of the other party or otherwise attempt to learn the source code, structure or algorithms or ideas underlying such products or technology or any Confidential Information. The parties' obligations set forth in this section shall survive any expiration or termination of this Agreement.

         (c) Permitted Disclosure. RN and AudioNet acknowledge and agree that each may disclose any given Confidential Information: (i) as required by law; (ii) to their respective directors, officers, employees, attorneys, accountants and other advisors or independent contractors, who are under an obligation of confidentiality, on a "need-to-know" basis; (iii) to investors or joint venture partners, who are under an obligation of confidentiality, on a "need-to-know" basis; or (iv) in connection with any arbitration


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or litigation between the parties involving such Confidential Information and each party shall endeavor to limit disclosure to that purpose.

         (d) Applicability. The foregoing obligations of confidentiality shall apply to directors, officers, employees and representatives of the parties and any other person to whom the parties have delivered copies of, or permitted access to, such Confidential Information in connection with the performance of this Agreement, and each party shall advise each of the above of the obligations set forth in this Section 10.

         11.     RESOLUTION OF DISPUTES.

         (a) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 11, which shall be the sole and exclusive procedures for the resolution of any such dispute.

         (b) Executive Negotiations. The parties shall attempt in good faith to resolve any dispute relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. In the event a dispute cannot be resolved, either party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of such a notice, the receiving party shall submit to the other a written response. The notice and response shall include a statement of each party's position and a summary of arguments supporting that position. Within thirty (30) days after delivery of the disputing party's notice, the senior executive officers of AudioNet and RN shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this Section 11 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any state rules of evidence.

         (c) Arbitration. If any dispute relating to this Agreement shall not have been resolved through the use of the non-binding procedures specified in Section 11 within one hundred (100) days of the initial notice of either party to the other of a dispute, such dispute shall be settled by binding arbitration; provided, however, that if one party has requested the other to participate in the non-binding procedure specified in Section 11 and the other has failed to participate, the requesting party may initiate arbitration before expiration of the above stated period. Arbitration shall be governed by AAA Rules, with arbitrators to be mutually agreed upon by the parties. Arbitration shall take place in Los Angeles County, California and the arbitrators shall apply, to the greatest extent possible, the laws of the State of California without giving regard to its conflict of laws principles. The arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any dispute or disagreement resolved by arbitration.

         (d) Provisional Remedies. A party, without prejudice to the mandatory procedures of this Section 11, may file a complaint for statute of limitations or venue reasons, or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Notwithstanding such action, the parties will continue to participate in good faith in the procedures specified in this Section 11.

         12.     GENERAL.

         (a) Independent Contractor. The relationship created by this Agreement is one of independent contractors, and not partners, franchisees or joint venturers. No employees, consultants, contractors or agents of one party are employees, consultants, contractors or agents of the other party, nor do they have any authority to bind the other party by contract or otherwise to any obligation, except as expressly set forth herein. Neither party will represent to the contrary, either expressly, implicitly or otherwise.

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         (b)     Export Licenses. The parties acknowledge that the laws and regulations of the United States may restrict the export and re-export of certain commodities and technical data of United States origin. Each party agrees that it will not export or re-export the RN Software in any form without the appropriate United States or foreign government licenses. In particular but without limitation, none of the RN Software, Documentation or underlying information or technology may be exported or re-exported (i) into (or to a national or resident of) Cuba, Iraq, Libya, Yugoslavia (Serbia and Montenegro), North Korea, Iran, Angola, Sudan, Syria or any other country to which the U.S. has embargoed goods; or (ii) to anyone on the U.S. Treasury Department's list of Specially Designed Nationals or the U.S. Commerce Department's Table of
Deny Orders.

         (c) Miscellaneous. This Agreement, and the Exhibits attached hereto and made a part hereof, [*] constitute the complete and exclusive agreement between RN and AudioNet and supersedes all prior oral or written understandings or agreements not specifically incorporated herein. This Agreement may not be modified except in a writing duly signed by an authorized officer of RN and AudioNet. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable, and such decision shall not affect the enforceability of such provision under other circumstances, or of the remaining provisions hereof under all circumstances. Headings shall not be considered in interpreting this Agreement.

         (d) Governing Law. This Agreement shall be governed by the laws of the State of California, United States of America, excluding that body of law known as conflicts of law. This Agreement shall not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

         (e) Survival of Agreements and Representations and Warranties. All agreements, representations and warranties contained herein or made in writing in connection herewith, to the extent applicable, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In addition, the following provisions shall survive the termination of this Agreement for any reason.: 1(e), (f) and (g), 2(a) and
(d), 3(d), 6, 9(c), 10, 11 and 12(d), (e) and (l).

         (f) Binding Effect. All covenants, representations, warranties and other stipulations in this Agreement, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

         (g) Cumulative Powers. No remedy herein conferred upon a party to this Agreement is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

         (h) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when hand delivered, including delivery by messenger or courier service (or if delivery is refused, at the time of refusal), to the address set forth below, (ii) when received or refused as evidenced by the postal receipt if sent by United States mail as Certified Mail, Return Receipt Requested, with proper postage prepaid, addressed as set forth below or (iii) when received as evidenced by the transmission report of the telecopy machine of the transmitting party acknowledging a good transmission if sent by telecopy to the number set forth below:

         A.      If to RN:

                 RealNetworks, Inc.
                 1111 Third Avenue, Suite 2900
                 Seattle, WA 98101
                 Attn: Bruce Jacobsen


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                 Telephone No.: 206.674.
                 Telecopy No.: 206.674.
                 E-mail: brucej@real.com

                 With a copy to:

                 RealNetworks, Inc.
                 1111 Third Avenue, Suite 2900
                 Seattle, WA 98101
                 Attn: Kelly Jo MacArthur
                 Telephone No.: 206.674.2213
                 Telecopy No.: 206.674.2695
                 E-mail: kellyjo@real.com

         B.      If to AudioNet:

                 AudioNet, Inc.
                 2914 Taylor Street
                 Dallas, Texas 75226
                 Attn: Todd R. Wagner
                 Telephone No.: 214.748.6657
                 Telecopy No.: 214.748.6660
                 E-mail: twagner@audionet.com

                 With a copy to:

                 Gibson, Dunn & Crutcher LLP
                 200 Park Avenue
                 New York, New York 10166
                 Attn: Sean P. Griffiths, Esq.
                 Telephone No.: 212.351.3872
                 Telecopy No.: 212.351.4035
                 E-mail: sgriffiths@gdclaw.com

         Any party may change its mailing address or telecopy number, by giving notice to the other party pursuant to this Section 12(h) as long as the mailing address and telecopy number is within the United States of America.

         (i) Multiple Originals. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         (j) Assignment. Neither this Agreement, nor any interest herein or any rights hereunder, shall be assigned by either party without the prior written consent of the other party.

         (k) Waiver. Failure or delay on the part of either party to exercise any right, remedy, power, privilege or option hereunder which is not subject to an express time limitation with respect to exercise shall not operate or be construed to operate as a waiver thereof. A waiver, to be effective, must be in writing and be signed by the party making the waiver. No written waiver of any term or condition of this Agreement shall operate or be construed to operate as a waiver of any other term or condition, nor shall any written waiver of any breach or default operate or be construed to operate as a waiver of any other breach or default or of the same type of breach or default on a subsequent occasion or operate or be construed to operate as a continuing waiver.

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         (l)     Limitation of Liability. UNDER NO CIRCUMSTANCES AND UNDER NO
LEGAL THEORY, WHETHER IN TORT, CONTRACT OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER ARISING OUT OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, EVEN IF SUCH PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY. IN ADDITION, THE LIABILITY OF EACH PARTY UNDER SECTION 6 ABOVE SHALL BE LIMITED TO A SUM TOTAL OF TWO MILLION DOLLARS ($2,000,000).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

         REALNETWORKS, INC.                         AUDIONET, INC.

         By: /s/ BRUCE JACOBSEN                     By: /s/ TODD R. WAGNER
            ------------------------                   ------------------------
         TITLE: President                           TITLE: CEO
               ---------------------                      ---------------------


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                                   EXHIBIT A

              DESCRIPTION OF REALSYSTEM PROFESSIONAL SERVER SYSTEM
                        HOSTING SKU (THE "RN SOFTWARE")

[*]

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                                  ATTACHMENT A

                        UPGRADE AND SUPPORT OBLIGATIONS

This Attachment A (this "Attachment") to the RN License Agreement (the "Agreement") between RealNetworks, Inc. ("RN") and AudioNet, Inc. ("AudioNet") sets forth the upgrade and support obligations of RN and related obligations of AudioNet.

1.       DEFINITIONS.

         1.1 In addition to the capitalized terms defined elsewhere in this Attachment, the following terms used herein shall have the meanings ascribed to them below:

                 (a) "Level 1 Error" shall mean any condition that precludes core functions of the Real Server (e.g. complete system hang or unrecoverable loss of data) from being performed due to suspected or actual Errors in the Real Server, for which no Workaround solution is available, and which (i) in the case of an Error in the RealAudio Server, affects more than 25% of the Real Players, or (ii) in the case of an Error in the Real Player, affects more than 25% of the Real Players. All other Errors which preclude core functions in the Real Server from being performed shall be Level 2 Errors.

                 (b) "Error" shall mean any instance in which the Real Server do not materially conform to the Documentation; provided, however, than an Error shall not include any material nonconformance that is due to hardware, software, or other equipment not referred to in the Documentation as being compatible with the Real Server.

                 (c) "First Level Support" shall consist of accepting and handling end user calls and troubleshooting to the point of verifying that there is an Error and that the Error, if any, is in the Real Server.

                 (d) "Level 3 Error" shall mean any condition that results in a significant loss or degradation of functionality of the Real Server due to suspected or actual Errors in the Real Server.

                 (e) "Level 4 Error" shall mean any condition (i) that precludes one or more nonessential functions of the Real Server from being performed due to suspected or actual Errors in the Real Server; or (ii) in which AudioNet's technical support personnel need reasonable assistance or information regarding the Real Server.

                 (f) "AudioNet Contact" shall mean an individual designated in writing by AudioNet who is authorized to contact the Support Center. AudioNet may substitute AudioNet Contacts at any time or from time to time upon written notice thereof to RN.

                 (g) "Level 2 Error" shall mean any condition that precludes one or more major functions of the Real Server (e.g. intermittent system hang or temporary loss of data) from being performed due to suspected or actual Errors in the Real Server, and which (i) in the case of an Error in the RealAudio Server, affects more than 25% of the Real Players, or (ii) in the case of an Error in the Real Player, affects more than 25% of the Real Players. All other Errors which preclude one or more major functions in the Real Server from being performed shall be Level 3 Errors.

                 (h) "Second Level Support" shall consist of telephone and remote diagnostic support to AudioNet (not directly to end users or other third parties) with regard to the operation and utilization of the Real Server a maintenance modifications, error corrections or bug fixes necessary to bring the Real Server into conformance with the Documentation therefor.

                 (i) "Support Center" shall mean the RN facility or facilities from which support obligations are to provided hereunder. As of the Effective Date, RN's Support Center is located at 1111 Third Avenue, Suite 290 Seattle, Washington 98101.

                 (k) "Upgrades" shall mean all maintenance releases, error corrections, bug fixes, updates, upgrade and enhancements to the RN Software that RN makes generally available; provided that Upgrades shall not include any software developed by RN exclusively for, or specially commissioned under, a specific license, or any versions of the Real Player that are licensed for a fee.

                 (k) "Workaround" shall mean: (i) a modification to the Real Server; (ii) an alteration to configuration of the end user's computer or software; or (iii) a change in the way the end user accomplishes a using the Real Server; any of which may be of a temporary nature, to help avoid the Error.

         1.2 All other capitalized terms used in this Attachment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         2.      AUDIONET OBLIGATIONS

         2.1 AudioNet shall be responsible for providing First Level Support for the Real Server. RN shall not be required to have direct contact with AudioNet's distributors or end users with regard to Real Server support.

         2.2 AudioNet shall ascertain the nature of each reported Error, and the circumstances under which such Error occurs. AudioNet shall use reasonable commercial efforts to provide RN with information, traces, server access or documentation sufficient for RN to duplicate the Error. Upon RN's duplication of such Error, the parties shall mutually determine in good faith the reasonable classification of such Error.

         2.3 AudioNet shall designate a reasonable number of AudioNet Contacts, not to exceed three (3) individuals at any given time, for communication with RN's representatives at the Support Center and shall make reasonable efforts to minimize redundancy in support requests. All AudioNet support requests must come through an AudioNet Contact. Each AudioNet Contact shall have adequate technical expertise, training and experience to fulfill his or her responsibilities. AudioNet shall immediately provide RN with the name, title and 24-hour contact information for each AudioNet Contact.

         2.4 AudioNet agrees that when requesting support services, it shall follow the following procedures: (i) AudioNet shall first contact the Support Center through standard support channels. (ii) If AudioNet does not receive a response from the Support Center within the requisite time frame set forth in Section 3.2 below, it shall contact the technical support server lead and the technical support manager, from whom RN will provide contact information.

         2.5 AudioNet agrees that it will provide its end users up-to-date technical support information through a link to RN's technical support site (Http://service.real.com), and the Frequently Asked Questions pages for the most current version of the Real Server and Real Player. AudioNet agrees that it will remove all other RN technical support information from its site within five (5) days of the Effective Date, and will not post any further information without RN's prior written consent.

         3.      RN SUPPORT OBLIGATIONS.

         3.1 Support Center personnel shall be available for telephone contact Monday through Friday (7:00 AM - 5:00 PM) PST time at the Support Center, exclusive of RN's local holidays. RN shall ensure that AudioNet has the ability to contact a Support Center technician 24 hours per day, 7 days per week, with regard to Level 1 Errors, through pager support. RN shall also provide AudioNet with a means of reporting Errors to RN by priority electronic mail, voice mail, fax or telephonic recording capability. AudioNet shall have access to RN's toll-free support line at 888-768-4327 (888-rntechs).

         3.2 RN shall provide Second Level Support to AudioNet in connection with the Real Server as follows: (i) assist AudioNet Contacts in determining the cause of Errors encountered by AudioNet or end users in the use of Real Server; (ii) make commercially reasonable efforts to classify and correct in accordance with the time frame set forth in the chart below, all Errors that a AudioNet Contact identifies, classifies and reports to RN and that RN can substantiate; and (iii) provide an Upgrade if appropriate. RN shall not be required to correct any Error caused by any failure to implement any Upgrades to the Real Server that are provided by RN to AudioNet.

         Type of Error            RN to assign                      Patch work-               Upgrade within:
                                  technician to investigate         around or temporary
                                  Error within:                     fix within:

         Level 1                  thirty (30) minutes               4 business days           30 days
                                  from having been alerted          from assignment
                                                                    of technician

         Level 2                  four (4) business hours           15 business days from     60 days
                                  from having been alerted          assignment of
                                                                    technician

         Level 3                  eight (8) business                45 days from              the next scheduled
                                  hours from having                 assignment of             Upgrade
                                  been alerted (or, in              technician
                                  the case of technical
                                  personnel requiring
                                  assistance or
                                  information, RN to
                                  provide such
                                  assistance or
                                  information within
                                  eight (8) business
                                  hours)

         Level 4                  two (2) business days             90 days from              the next
                                  from having been alerted          assignment of             scheduled Upgrade
                                                                    technician

         3.3 If AudioNet desires to receive on-site technical support at any of its locations, it shall pay RN based on RN's standard list prices for such support or consulting services, and shall pay all direct RN expenses associated therewith, including transportation, accomodations and meals.

         3.4 For the avoidance of doubt, RN shall not have any support obligations with respect to beta versions of Real Server.

         3.5 RN shall provide to AudioNet all Upgrades for the Real Server. Such Upgrades shall be provided to AudioNet electronically unless AudioNet requests other or additional means of delivery, together with applicable Documentation and instructions for installation, use and duplication. RN shall deliver to AudioNet the beta and final release of each Upgrade as and at the same time as such versions are generally made available.

         3.6 With respect to training, RN shall provide to AudioNet with generally available training materials, if any, for the Real Server. RN authorizes AudioNet to copy such training material for AudioNet's internal use, provided that: (i) all copies made by AudioNet shall include all trademarks, proprietary rights and copyright notices supplied by RN; and (ii) such copies shall be used only by AudioNet employees for the purpose of providing support for the Real Server. RN grants to AudioNet, solely for the purpose of providing training on Real Server to AudioNet support personnel, a limited, nonexclusive, nontransferable, worldwide license and right to duplicate, distribute, and incorporate into AudioNet training materials, the RN training materials provided to AudioNet, provided that all copies (in whole or in part and in any form) shall include all trademarks, proprietary rights and copyright notices supplied by RN. All other training obligations shall be as set forth in the RN License Agreement.

         (l) Limitation of Liability. UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER IN TORT, CONTRACT OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER ARISING OUT OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, EVEN IF SUCH PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY. IN ADDITION, THE LIABILITY OF EACH PARTY UNDER SECTION 6 ABOVE SHALL BE LIMITED TO A SUM TOTAL OF TWO MILLION DOLLARS ($2,000,000).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

         REALNETWORKS, INC.                     AUDIONET, INC.


         BY:                                    BY:
            -----------------------                ----------------------------
                 Bruce Jacobsen                          Todd R. Wagner

         TITLE:  President                      TITLE:   President
               --------------------                   -------------------------